Exhibit 99.1

TOREADOR PROVIDES YEAR-END 2006 RESERVE REPORT RESULTS AND OPERATIONAL UPDATE

•	Proved reserves increase to 16.0 million barrels of oil equivalent
•	FY2006 capital expenditures and FY 2007 capital budget provided
•	Operations updates in Turkey, Hungary, Romania and France
•	Gas sales contract executed for South Akcakoca Sub-basin production
•	Turkish petroleum law sent back to parliament for modification
•	Company regains compliance with NASDAQ listing requirements

DALLAS, TEXAS – (February 20, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today provided a summary of its year-end 2006 reserve report results and also updated its current operations.

At year-end 2006, estimated proved reserves were approximately 16.0 million barrels of oil equivalent (MMBOE), compared to 15.0 MMBOE at December 31, 2005. The discounted present value at 10% (pre-tax) of proved reserves (a non-GAAP financial measure) at year-end 2006 was approximately $256.6 million compared to $224.8 million at year-end 2005.

Estimated probable reserves at December 31, 2006 were approximately 6.1 MMBOE compared to 5.7 MMBOE at December 31, 2005. The discounted present value at 10% (pre-tax) of probable reserves at year-end 2006 was approximately $70.1 million compared to $68.2 million at year-end 2005.

Estimated possible reserves at year-end 2006 were approximately 0.7 MMBOE compared to 0.4MMBOE at December 31, 2005. The discounted present value at 10% (pre-tax) of possible reserves at December 31, 2006 was approximately $7.2 million as compared to $5.0 million at December 31, 2005.

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Table 1: Estimated Proved, Probable and Possible Reserves at December 31, 2006

Capital expenditures for FY 2006 and capital budget for FY2007 provided

For the year ended December 31, 2006, Toreador’s unaudited capital expenditures totaled approximately $128.5 million, compared to its 2006 budget of $100 million. Expenditures for 2006 exceeded the budget primarily due to incremental cost increases for infrastructure construction as well as acceleration of the drilling schedule in the South Akcakoca Sub-basin (SASB) project, offshore Turkey in the Black Sea. During 2006, approximately $89.9 million or 70% of capital expenditures was in Turkey, approximately $15.2 million or 12% was spent in France, $14.2 million or 11% of the capital spending was in Romania, and approximately $8.3 million or 6% of the total was spent in Hungary. Capital expenditures in the US were approximately $900,000 during 2006.

Table 2: FY 2006 Capital Expenditures

For fiscal year 2007, Toreador’s preliminary capital budget is $81.5 million. Of that total, approximately $52.5 million or 64% of the total budget is allocated to Turkey, $14.2 million or 17% is allocated to Romania, $9.0 million or 11% is allocated to Hungary, and $5.6 million or 7% is allocated to France. US capital spending will be minimal.

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Table 3: FY2007 Capital Budget

OPERATIONAL UPDATE

Turkey – Black Sea operations

The “Southern Cross” semi-submersible rig has moved to the Guluc-1 well location and is currently drilling ahead at 1,369 meters. Total depth on the well is planned to be 1,700 meters true vertical depth. The well is testing a large prospect area separated by a fault from the recent field discovered by the Akcakoca-4 well.

The “Prometheus” jack-up rig has finished the completion and tie-back of the Dogu Ayazli wells to their production tripod. It is currently drilling a well on the Alapli prospect, located to the northeast of the Ayazli Field and just outside the SASB project area. The well is being operated by TPAO and is in the joint venture area shared by TPAO (51% interest), Toreador (36.75% interest) and Stratic Energy Corporation (12.25% interest). The well is targeting the same Eocene-age Kusuri formations that are productive in the SASB project area and is projected to be drilled to a total depth of 1,450 meters. In six months’ time the “Prometheus” is scheduled to begin work for Toreador in its Thrace Black Sea permit area in the extreme western end of Turkish coastal waters of the Black Sea.

The topsides for the Akkaya and Dogu Ayazli tripods have been completed, and are currently being loaded onto a barge for transportation to the SASB project area. Transit through the Bosporus and into the Black Sea will occur when weather conditions permit.

A gas sales contract has been executed between the SASB joint venture partners and AKSA, a natural gas wholesaler and distributor in Turkey. Under the terms of the contract, AKSA will accept up to 75 MMCFD of production from the joint venture partners. The pricing, which will be adjusted monthly, is based on the posted BOTAS guaranteed industrial tariff with a 7.55% discount, adjusted to calorific content, which includes transportation costs. Based on samples of natural gas from well tests in the SASB, it is estimated that the discount will be approximately 9%. The January BOTAS posted price (in Turkish lira) for guaranteed industrial supply was YTL 0.439971/cubic meter which translates to a price of $8.77/Mcf using an exchange rate of 1.4221 YTL/$

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The new petroleum law passed by the Turkish Parliament as disclosed in Toreador’s last news release was sent back to the legislators by the President of Turkey for modification. A modified version of the new petroleum law is being prepared for a vote by Parliament in the very near future. Assuming it is passed by Parliament again, it will then be returned to the President for review and possible enactment.

Further testing of Hungarian Ot-Ny-5 re-entry well yields additional oil from middle zone

In Hungary, the Ot-Ny-5 well, which as previously disclosed tested 1.5 MMCFD and 14 barrels of oil per day (BOPD) from a Mesozoic carbonate section, was re-entered to evaluate a previously untested lower zone for a potential oil column. A second objective was to acid stimulate and re-test the middle zone that had tested gas when the well was first drilled by MOL (the Hungarian national oil company) in 1991.

After performing an acid stimulation on the lower zone, no production was observed and it was concluded that the zone was tight. Acidizing of the middle zone yielded a flow rate of 1.5 MMCFD of gas and 48 BOPD through an 18/64-inch choke with a flowing pressure of 1,087 psi from 3 meters of perforations between 934 and 953 meters true vertical depth. No additional stimulation or testing was conducted on the upper zone between 900 to 914 meters, which was previously tested by MOL at a rate of 1.7 MMCFD of gas. Combined flow rates from the upper and middle zones of the carbonate are 3.2 MMCFD of gas and 48 BOPD. The well is currently suspended as a gas and oil producer and plans are being made to connect the Ot-Ny-5 and Kiha-15 wells to production infrastructure.

Preparing to set intermediate casing in Romanian Naeni-6 well

In Romania, the Naeni-6 well has reached a depth of approximately 1,083 meters. Currently the hole is being enlarged to 12-1/4 inches in preparation for setting an intermediate string of casing. After setting casing, the well is planned to be drilled to a total depth of 2,000 meters. The well is being drilled at a controlled rate of approximately 100 meters per day due to the high angle of the subsurface formations.

French exploration well spudded

The St. Loup d’Ordon-1 exploration well, located in the Courtenay exploration permit in the southern Paris Basin, is being drilled to test lower Cretaceous Neocomian channel sands that are productive in Toreador’s Neocomian Field Complex to the southwest of the well site. The planned total depth of the well is 800 meters and TD is expected to be reached in approximately two weeks.

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Toreador regains compliance with NASDAQ listing requirements

On February 15, 2007, the NASDAQ Listing Qualifications Panel notified Toreador that the company had cured its filing deficiency and regained compliance with the continued listing standards on the NASDAQ Stock Market.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Explanation and Reconciliation of Non-GAAP Financial Measures

The discounted present value at 10% (pretax) of reserves represents the discounted future cash flows attributable to our proved oil and natural gas reserves before income tax, discounted at 10%. Although it is a non-GAAP measure, we believe that the presentation of the discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. Table 4 below compares the discounted present value at 10% (pretax) of reserves at December 31, 2005 with the standardized measure of discounted future net cash flows at December 31, 2005, which represents the present value of future cash flows at December 31, 2005 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

Table 4 also sets forth the discounted present value at 10% (pretax) of reserves at December 31, 2006. We are in the process of completing the year-end tax review for our Turkish operations. Until this tax review is complete, we cannot calculate the tax basis of our Turkish properties. Therefore, currently we cannot calculate with accuracy the present value of future cash flows at December 31, 2006 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. We will include in our annual report on Form 10-K for the year-ended December 31, 2006 the present value of future cash flows at December 31, 2006 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

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Table 4: Discounted present value at 10% (pretax) of proved reserves at December 31, 2006, compared to standardized measure of proved reserves

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such a probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from us by calling (214) 559-3933. You can also obtain our filings from the SEC at www.sec.gov or on our website at www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net